Exhibit 107
Calculation of Filing Fee Table
S-8
(Form Type)
Rocket Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.00001 per share, issuable pursuant to the Rocket Companies, Inc. 2020 Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	21,044,334 shares(2)	$8.61	$181,191,715.74(4)	$110.20 per $1,000,000	$19,967.33
Equity	Class A common stock, par value $0.00001 per share, issuable pursuant to the Amended and Restated Rocket Companies, Inc. 2020 Team Member Stock Purchase Plan	Rule 457(c) and Rule 457(h)	5,000,000 shares(3)	$8.61	$43,050,000.00(4)	$110.20 per $1,000,000	$4,744.11
Total Offering Amounts					$224,241,715.74		$24,711.44
Total Fee Offsets							-
Net Fee Due							$24,711.44

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)    This Registration Statement on Form S-8 registers 21,044,334 shares of Rocket Companies, Inc.’s Class A Common Stock issuable under the Rocket Companies, Inc. 2020 Omnibus Incentive Plan.
(3)    This Registration Statement on Form S-8 registers 5,000,000 shares of Rocket Companies, Inc.’s Class A Common Stock issuable under the Amended and Restated Rocket Companies, Inc. 2020 Team Member Stock Purchase Plan.
(4)    Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Rocket Companies, Inc.’s shares of Class A Common Stock reported by the New York Stock Exchange on June 23, 2023.